Exhibit 3.1

Innovative Industrial Properties, Inc.
ARTICLES OF AMENDMENT

Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”) certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The first two sentences of Section 5.1 of the Second Articles of Amendment and Restatement (the “Charter”) of the Company currently specify that (i) the total number of Shares that the Company shall have authority to issue, each with a par value of $0.001 per share, is 100,000,000 Shares, consisting of (a) 50,000,000 shares of common stock (the “Common Stock”) and (b) 50,000,000 shares of preferred stock (the “Preferred Stock”) and (ii) the aggregate par value of all authorized shares of stock having par value is $100,000.

SECOND: The Charter of the Company is hereby further amended, as of the Effective Time (as defined below), by deleting the first two sentences of Section 5.1 in their entirety and replacing them with the following:

“SECTION 5.1           AUTHORIZED SHARES. The total number of Shares that the Company shall have authority to issue, each with a par value of $0.001 per share, is 175,000,000 Shares, consisting of (a) 100,000,000 shares of common stock (the “Common Stock”) and (b) 75,000,000 shares of preferred stock (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $175,000.”

THIRD: The total number of shares of stock which the Company has authority to issue immediately prior to the foregoing amendment is 100,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share. Immediately prior to the foregoing amendment, the aggregate par value of all authorized shares of stock having par value is $100,000.

FOURTH: The total number of shares of stock which the Company has authority to issue pursuant to the foregoing amendment is 175,000,000, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share, and 75,000,000 shares of Preferred Stock, par value $0.001 per share.

FIFTH: The amendment to the Charter set forth above has been approved by a majority of the board of directors of the Company as required by the Maryland General Corporation Law. The amendment set forth herein is limited to changes expressly authorized to be made without action by the stockholders of the Company by, as applicable, (a) Section 2-105(a)(13) of the Maryland General Corporation Law and the Charter of the Company; or (b) Section 2-605 of the Maryland General Corporation Law.

SIXTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, if any, of the Company’s classes of stock remain unchanged by these Articles of Amendment.

SEVENTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the foregoing amendment.

EIGHTH: These Articles of Amendment shall become effective at 12:01 a.m. EDT on September 25, 2026 (the “Effective Time”).

NINTH: The undersigned officer of the Company acknowledges these Articles of Amendment to be the corporate act of the Company, and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Operating Officer and Secretary on this 23rd day of September, 2026.

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

By:	/s/ Paul E. Smithers
Paul E. Smithers, Chief Executive Officer and President

Attest:

By:	/s/ Catherine Hastings
Catherine Hastings, Chief Operating Officer and Secretary